UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2018 (January 9, 2018)

Impax Laboratories, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34263	65-0403311
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30831 Huntwood Avenue, Hayward, CA	94544
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(510) 240-6000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
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Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 9, 2018, Impax Laboratories, Inc. (the “Company”) announced that Michael J. Nestor, President of the Company’s Specialty Pharma Division, will separate from his position at the Company, effective on the earlier to occur of the (i) Impax Merger Effective Time (as defined in that certain Business Combination Agreement dated as of October 17, 2017 by and among the Company, Atlas Holdings, Inc., K2 Merger Sub Corporation and Amneal Pharmaceuticals LLC, as amended on November 21, 2017 and December 16, 2017) and (ii) such earlier date as determined by the Company in its sole discretion and communicated by written notice to Mr. Nestor (such date, the “Separation Date”).

In connection with his planned separation from the Company, Mr. Nestor and the Company entered into a Separation Agreement dated as of January 8, 2018 (the “Separation Agreement”). Pursuant to the Separation Agreement, the Company will provide Mr. Nestor with certain termination benefits and payments consisting of the following: (i) cash payment in an aggregate amount equal to one and one half times Mr. Nestor’s base salary as of the Separation Date; (ii) cash payment in an aggregate amount equal to one and one half times Mr. Nestor’s average annual target bonus paid for each completed fiscal year since January 1, 2010; (iii) if the Separation Date occurs during the second, third or fourth quarter of the Company’s fiscal year, a lump sum cash payment to be paid no later than March 15 of the calendar year following the Separation Date in an amount equal to the pro rata portion of Mr. Nestor’s target bonus for the year during which the Separation Date occurs, with the final amount to be determined based on the achievement of the Company’s performance goals; (iv) continued health insurance benefits for Mr. Nestor and his dependents for up to 24 months following the Separation Date; (v) acceleration of the vesting of Mr. Nestor’s stock options and restricted stock awards that would have vested had Mr. Nestor remained continuously employed by the Company until the first anniversary of the Separation Date; and (vi) an extension of the period within which Mr. Nestor may exercise each vested and unexpired stock option held by him as of the date of his separation until the earliest of (a) the original expiration date of such stock option and (b) the first anniversary of the Release Effective Date (as defined below). The cash payments described in subparts (i) and (ii) above are to be paid in installments over a period of 12 consecutive months on the Company’s normal payroll dates.

The Separation Agreement also provides for certain additional potential payments and benefits upon the occurrence of the Impax Merger Effective Time. In the event that the Impax Merger Effective Time occurs within the 12-month period following the Separation Date or the Separation Date occurs as a result of the occurrence of the Impax Merger Effective Time, the Company will provide Mr. Nestor with additional payments equal to 50% of the cash payments payable upon Mr. Nestor’s separation as described in clauses (i) and (ii) of the preceding paragraph. These additional payments will be paid in installments over a period of 12 consecutive months on the Company’s normal payroll dates. In addition, all stock options and restricted stock awards held by Mr. Nestor that do not vest upon the Separation Date as described in clause (v) of the preceding paragraph will remain outstanding following the Separation Date but will cease continued vesting. These stock options and shares of restricted stock will vest solely upon the occurrence of the Impax Merger Effective Time, and if the Impax Merger Effective Time does not occur within the 12 months following the Separation Date (and the Separation Date does not occur as a result of the occurrence of the Impax Merger Effective Time), these options and restricted stock awards will be forfeited.

In order to be entitled to the termination benefits and payments described above, Mr. Nestor must provide a general release to the Company within 21 days of receipt of the general release from the Company and must not revoke such release within seven calendar days after his execution of the general release (the “Release Effective Date”). Pursuant to the terms of the Separation Agreement, Mr. Nestor will continue to be bound by the continuing covenants of his employment agreement and the Employee Invention and Proprietary Information Agreement.

The foregoing is only a summary of certain terms of the Separation Agreement and is qualified in its entirety by the full text of the Separation Agreement attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1	Separation Agreement dated as of January 8, 2018 between Michael J. Nestor and Impax Laboratories, Inc.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 9, 2018		IMPAX LABORATORIES, INC.
	By:	/s/ Bryan Reasons
	Name:	Bryan M. Reasons
	Title:	Senior Vice President, Finance and Chief Financial Officer